Issuer Free Writing Prospectus
(to the Preliminary Prospectus Supplement,
dated June 29, 2009)
Filed pursuant to Rule 433
Registration No. 333-136563
333-136563-01

June 29, 2009
American Airlines, Inc. (“American”)

Securities:	Class A Pass Through Certificates, Series 2009-1A (“Class A Certificates”)

Amount:	$520,110,000

CUSIP:	023763AA3

ISIN:	US023763AA31

Coupon:	10.375%

Amount Available under Class A Liquidity Facility at January 2, 2011[1]:	$79,284,839

Initial “Maximum Commitment” under Class A Liquidity Facility:	$80,384,638

Public Offering Price:	100%

Make-Whole Spread Over Treasuries:	75 bps

Underwriters Purchase		Principal Amount
Commitments:	Underwriter	of Class A Certificates
	Goldman, Sachs & Co.	$234,049,500
	Morgan Stanley & Co. Incorporated	$234,049,500
	Calyon Securities (USA) Inc.	$52,011,000

[1]	The first Regular Distribution Date that occurs after all Aircraft available to be financed in this offering are scheduled currently to have been delivered.

Underwriting Commission:	$7,801,650

Concession to Selling Group Members:	0.900%

Discount to Brokers/Dealers:	0.450%

Underwriting Agreement:	June 29, 2009

Settlement:	July 7, 2009 (T+5) closing date, the 5th business day following the date hereof

Preliminary Prospectus Supplement:	American has prepared and filed with the SEC a Preliminary Prospectus Supplement, dated June 29, 2009, which includes additional information regarding the Class A Certificates
The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free 1-866-471-2526 or Morgan Stanley toll-free 1-866-718-1649 (institutional investors).